THIRD AMENDING AGREEMENT
This Third Amending Agreement, dated as of August 19, 2026 (the “Third Amending Agreement”), is made between IMAX CORPORATION, a corporation organized under the laws of Canada (the “Company”), and ROBERT D. LISTER (the “Executive”).
WHEREAS, the Executive currently serves as the Chief Legal Officer and Senior Executive Vice President of the Company pursuant to an Employment Agreement dated as of December 18, 2017, as previously amended by a First Amending Agreement dated as of March 11, 2020 and a Second Amending Agreement dated as of October 20, 2023 (collectively, the “Agreement”); and
WHEREAS, the Company and the Executive wish to amend certain provisions of the Agreement as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
2.Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:
Term. The Executive’s employment pursuant to this Agreement shall commence on January 1, 2018 (the “Effective Date”) and shall terminate upon the earlier to occur of (i) the Executive’s termination of employment pursuant to Section 4 hereunder and (ii) December 31, 2029. The period commencing as of the Effective Date and ending on December 31, 2029, or such earlier date on which this Agreement is terminated, is hereinafter referred to as the “Term”.
3.Section 4(b) of the Agreement is hereby revised by deleting clause (B) in the first sentence thereof and replacing it with the following:
4.(B) all granted but unvested RSUs and PSUs (collectively, the “Unvested Equity Awards”) will be cancelled without consideration and the Executive shall have no further rights with respect to such Unvested Equity Awards; provided, however, that in the case of the Executive’s resignation when the Executive has provided the Company with a written notice of intent to resign at least six (6) months prior to the Executive’s final day of employment with the Company, all Unvested Equity Awards will, pursuant to the Service Factor provision in the LTIP and the grant agreements entered into between the Company and the Executive pursuant to the LTIP, continue to vest in accordance with the original vesting schedule (in the case of PSUs, subject to the achievement of the original performance conditions, measured at the conclusion of the relevant performance period).

5.Section 4(e)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:
6.(ii) All Unvested Equity Awards as of December 31, 2029 will, pursuant to the Service Factor provision in the LTIP and the grant agreements entered into between the Company and the Executive pursuant to the LTIP, continue to vest in accordance with the original vesting schedule (in the case of PSUs, subject to the achievement of the original performance conditions, measured at the conclusion of the relevant performance period).
7.Except as amended herein, all other terms of the Agreement shall remain in full force, unamended.

IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this First Amending Agreement as of the date first set forth above.

IMAX CORPORATION
By:	/s/ Richard L. Gelfond
Name:	Richard L. Gelfond
Title:	Chief Executive Officer

EXECUTIVE
/s/ Robert. D. Lister
Robert D. Lister

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